SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2018

SYNTHETIC BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-12584	13-3808303
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9605 Medical Center Drive, Suite 270

Rockville, MD 20850

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (301) 417-4364

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2018, Synthetic Biologics, Inc., a Nevada corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with A.G.P./Alliance Global Partners, as representative of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of (i) 2,520,000 Class A Units (the “Class A Units”), with each Class A Unit consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one five-year warrant to purchase one share of Common Stock at an exercise price of $1.38 per share (each a “Warrant” and collectively, the “Warrants”), with each Class A Unit to be offered to the public at a public offering price of $1.15, and (ii) 15,723 Class B Units (the “Class B Units”, and together with the Class A Units, the “Units”), with each Class B Unit offered to the public at a public offering price of $1,000 per Class B Unit and consisting of one share of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), with a stated value of $1,000 and convertible into shares of Common Stock at the stated value divided by a conversion price of $1.15 per share, with all shares of Series B Preferred Stock convertible into an aggregate of 13,672,173 shares of Common Stock, and issued with an aggregate of 13,672,173 Warrants.

In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters a 45 day option (the “Over-allotment Option”) to purchase up to an additional 2,428,825 shares of Common Stock and/or additional Warrants to purchase an additional 2,428,825 shares of Common Stock. The Underwriters partially exercised the Over-allotment Option by electing to purchase from the Company additional Warrants to purchase 1,807,826 shares of Common Stock. The Offering, including the Warrants purchased in the partial exercise of the over-allotment option, closed on October 15, 2018. The Units were not certificated and the shares of Common Stock, Series B Preferred Stock and Warrants comprising the Units are immediately separable and were issued separately in the Offering.

The Units were offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-227400), as amended, filed with the Securities and Exchange Commission (the “Commission”), which was declared effective by the Commission on October 10, 2018 (the “Registration Statement”).

The conversion price of the Series B Preferred Stock and exercise price of the Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the Company’s Common Stock. The exercise price of Warrants is subject to adjustment in the event of certain dilutive issuances.

The Warrants are immediately exercisable at a price of $1.38 per share of Common Stock (which is 120% of the public offering price of the Class A Units) and will expire on October 15, 2023. If at the time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance of the shares of Common Stock to the holder, then the Warrants may only be exercised through a cashless exercise. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, the holder will receive an amount in cash equal to the fractional amount multiplied by the fair market value of any such fractional shares.

The Company may not effect, and holder will not be entitled to, exercise any Warrant or conversion of the Series B Preferred Stock, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the holder, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise or conversion, as such percentage ownership is determined in accordance with the terms of the Warrants or Series B Preferred Stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

The net proceeds to the Company from the Offering, after deducting the Underwriters’ fees and expenses and the Company’s estimated Offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants issued in the Offering, are expected to be approximately $16.7 million. The Company anticipates using the net proceeds from the Offering to fund the Company’s and its subsidiaries’ preclinical and clinical programs, (including, but not limited to, providing approximately $5.0-$7.0 million in funding for manufacturing scale-up activities to progress SYN-004 towards a potential Phase 3 clinical trial (broad indication) and/or initiate a Phase 1/2 clinical trial(s) in a specialty population, approximately $7.5 million in funding for preclinical development and related manufacturing activities for the Company’s IND and Phase 1 clinical trial for the Company’s SYN-020 program and required milestone payments) and for working capital and general corporate purposes, including, to acquire, license or invest in complementary businesses, technologies, product candidates or other intellectual property.

The Underwriting Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

The Company also entered into a warrant agency agreement with its transfer agent, Corporate Stock Transfer, Inc., who will act as warrant agent for the Company, setting forth the terms and conditions of the Warrants sold in the Offering (the “Warrant Agency Agreement”).

The foregoing summaries of the terms of the Underwriting Agreement, the Warrant Agency Agreement and Warrants are subject to, and qualified in their entirety by reference to, the Underwriting Agreement and the Warrant Agency Agreement (including the form of Warrant), which are filed as Exhibits 1.1, and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Offering, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series B Preferred Stock (the “Certificate of Designation”) on October 10, 2018, with the Secretary of State of the State of Nevada that became effective upon filing and filed an amendment to the Certificate of Designation on October 12, 2018 with the Secretary of State of the State of Nevada that became effective upon filing. The Certificate of Designation provides for the issuance of the shares of Series B Preferred Stock. With certain exceptions, the shares of Series B Preferred Stock rank on par with the shares of the Common Stock, in each case, as to dividend rights and distributions of assets upon liquidation, dissolution or winding up of the Company.

With certain exceptions, as described in the Certificate of Designation, the shares of Series B Preferred Stock have no voting rights. However, as long as any shares of Series B Preferred Stock remain outstanding, the Certificate of Designation provides that the Company shall not, without the affirmative vote of holders of a majority of the then outstanding shares of Series B Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Certificate of Designation, (ii) amend the Company’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (iii) increase the number of authorized shares of Series B Preferred Stock, or (iv) enter into any agreement with respect to any of the foregoing.

Each share of Series B Preferred Stock is convertible at any time at the holder’s option into a number of shares of Common Stock (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions as specified in the Certificate of Designation) at a conversion price equal to the stated value of the Series B Preferred Stock of $1,000 divided by the public offering price of the Class A Units in the Offering. Holders of Series B Preferred Stock are prohibited from converting Series B Preferred Stock into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of Common Stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to the Company.

Shares of the Series B Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors. Subject to any senior rights of the Company’s Series A Preferred Stock, the holders of the Series B Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of Common Stock. The Company is not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

The terms of the Series B Preferred Stock are set forth in the Certificate of Designation, as amended, are not complete and are qualified in its entirety by reference to the full text which is filed as Exhibit 3.1 and Exhibit 3.2 hereto and incorporated by reference herein.

Item 8.01. Other Events.

On October 10, 2018, the Company issued a press release announcing the pricing of the Offering. On October 15, 2018, the Company issued a press release announcing the closing of the Offering. A copy of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 1.1	Underwriting Agreement, dated October 10, 2018, by and between Synthetic Biologics, Inc. and A.G.P./Alliance Global Partners, as representative of the underwriters

Exhibit 3.1	Certificate of Designation of Series B Convertible Preferred Stock

Exhibit 3.2	Certificate of Amendment to Certificate of Designation of Series B Convertible Preferred Stock

Exhibit 4.1	Warrant Agency Agreement, dated October 15, 2018, by and between Synthetic Biologics, Inc. and Corporate Stock Transfer, Inc. (including the form of warrant certificate)

Exhibit 99.1	Press Release of Synthetic Biologics, Inc., dated October 10, 2018

Exhibit 99.2	Press Release of Synthetic Biologics, Inc., dated October 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2018	SYNTHETIC BIOLOGICS, INC.
(Registrant)

	By:	/s/ Steven A. Shallcross
Name: Steven A. Shallcross
Title: Interim Chief Executive Officer and Chief Financial Officer